EXHIBIT A


          The following table sets forth the name, business address, and principal occupation and address of employment of each of the officers, directors and controlling persons of Sattel

Name, Business              Present Occupation        Present Principal
Address                     with Sattel               Occupation and Address
                                                      of Employment

George M. Weischadle        Chairman, President &     Chairman, President and
Sattel, 9145 Deering Ave.,  Chief Executive Officer;  Chief Executive Officer of
Chatsworth, CA 91311        Majority Shareholder      Sattel
                            (Control Person)          Sattel, 9145 Deering Ave.,
                                                      Chatsworth, CA 91311